April 14, 2008

ALPHARMA ANNOUNCES UPDATED FINANCIAL OUTLOOK FOR 2008

Bridgewater, New Jersey April 14, 2008 Alpharma Inc. (NYSE:ALO), a global specialty pharmaceutical company, today announced an updated 2008 financial outlook in recognition of the closing of the sale of its Active Pharmaceutical Ingredients ("API") business on April 1, 2008. The API business will be reported as a discontinued operation. Unaudited statements of operations for the Company's continuing operations for the three years ended December 31, 2007 are attached to this release.

The Company expects 2008 revenue growth from its continuing operations to be in the range of 30% to 35% over the $535 million in revenues in 2007. Earnings per share from continuing operations are projected in the range of $0.15 to $0.35 in 2008, excluding the impact of any potential milestone payments associated with the Company's 2007 licensing agreements.

The Company's 2008 outlook for its continuing operations is based on the following key assumptions:

  Revenue growth in the Company's Pharmaceuticals business is expected to be in the range of 75% to 90% over 2007 levels, driven primarily by the January 2008 launch of the FLECTOR® Patch and projected year-over-year KADIAN® revenue growth of 15% to 20%. The revenue outlook assumes 6% to 8% revenue growth in the Company's Animal Health business.

  Consolidated gross profit margins in a range of approximately 61% to 63% of revenue as compared to 61.8% from continuing operations in 2007.

  Research and development spending, excluding product licensing milestone payments, in a range of approximately 10% to 12% of revenue, as compared to 12.3% from continuing operations in 2007.

  Selling, general and administrative expenses of approximately 48% to 50% of revenue, as compared to 45.0% from continuing operations in 2007. The increase reflects investments in the Pharmaceuticals business to support the launch of the FLECTOR® Patch and expansion of the business.

  Potential milestone payments associated with the Company's 2007 licensing agreements have been excluded from the full year 2008 EPS outlook. These milestones include up to $77 million in potential payments related to the licensing of ketoprofen in Transfersome® gel. In early April 2008, the Company paid $18.5 million of these milestone payments and expects to pay an additional $18.5 million later this month.

Excluding potential milestone payments, earnings before interest, taxes, depreciation and amortization ("EBITDA") from continuing operations are projected to be in a range of approximately $55 to $70 million for full year 2008, and the Company is targeting free cash flow from continuing operations in a range of $10 to $20 million for 2008.

Alpharma's President and Chief Executive Officer, Dean Mitchell, commented, "We continue to execute against our strategic transformation plan with several notable milestones accomplished over the past three months, highlighted by the successful launch of the FLECTOR® Patch. In addition, the divestiture of the API business will provide us with additional capital for targeted and measured investments that we believe will accelerate long-term shareholder value."

The Company expects to use the net after-tax proceeds of approximately $365 million from the API divestiture to invest in the Pharmaceuticals and Animal Health businesses. In addition, the Board of Directors has authorized a share repurchase program of up to $150 million. The program provides that repurchases may be made in open market purchases, guaranteed or accelerated share repurchases or otherwise. The program does not obligate the Company to repurchase any particular number of shares, and the program may be suspended or discontinued at any time.

The Company's revised 2008 outlook excludes any potential business development transactions, milestone payments associated with the Company's 2007 licensing agreements and any potential dilution from the Company's convertible notes and stock warrants.

Presentation of Information in this Press Release

In an effort to provide investors with additional information regarding Alpharma's expected results as determined by U.S. Generally Accepted Accounting Principles ("GAAP"), the Company also has provided certain non-GAAP information which management utilizes in its analysis of its business and which it believes also provides useful information to investors. This information includes earnings before interest, taxes, depreciation, and amortization ("EBITDA"), and free cash flow ("FCF") representing operating cash flow, less capital expenditures.

Statements made in this release include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, including those relating to future financial expectations, involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. The 2008 outlook assumes no material adverse events contemplated by the risk factors described in the Company's SEC filings. Information on other important potential risks and uncertainties not discussed herein may be found in the Company's filings with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2007.

Conference Call Information

Alpharma management will hold a conference call to discuss the updated financial outlook for 2008 at 8:30 AM Eastern Daylight Time on April 14, 2008. The link, which includes a presentation to accompany the call, can be accessed through the Alpharma website. The call will be open to all interested parties and may be accessed by using the following information:

CONFERENCE CALL ACCESS

U.S. Dial In: (800) 351-4892

International Dial In: (334) 323 7224

Conference ID: ALPHARMA

Investors can access the call in a "listen only" mode via the Internet at http://www.streetevents.com or http://www.Companyboardroom.com.

In addition, for those unable to participate at the time of the call, a rebroadcast will be available following the call from Monday, April 14, 2008 at 12:00 PM Eastern Daylight Time until Monday, April 28, 2008 at midnight Eastern Daylight Time. The rebroadcast may be accessed on the Internet at http://www.streetevents.com or by telephone using the following information:

REBROADCAST ACCESS

U.S. Dial In: (877) 919-4059

International Dial In: (334) 323-7226

Participant Code: 15283565

About Alpharma

Alpharma Inc. (NYSE: ALO) is a global specialty pharmaceutical Company with leadership positions in products for humans and animals. Alpharma is presently active in more than 80 countries. Alpharma has a growing branded pharmaceutical franchise in the U.S. pain market with its KADIAN® (morphine sulfate extended-release) Capsules, and the FLECTOR® Patch (diclofenac epolamine topical patch). Alpharma is also internationally recognized as a leading provider of pharmaceutical products for poultry and livestock.

About KADIAN® Capsules

KADIAN® (morphine sulfate extended-release) Capsules are an extended-release formulation of morphine sulfate indicated for the management of moderate-to-severe chronic pain, when a continuous, around-the-clock opioid analgesic is needed for an extended period of time. Capsules can be taken once-daily (q24h) or twice-daily (q12h), as prescribed, to provide up to 24 hours of pain relief. Capsules are now available in eight strengths: 10 mg, 20 mg, 30 mg, 50 mg, 60 mg, 80 mg, 100 mg and 200 mg. KADIAN® offers flexible dosing and administration options that allow physicians to fine tune titration schedules and tailor treatment for individual patient needs.

KADIAN® is a Schedule II controlled substance, with an abuse liability similar to other opioid analgesics. The 100 mg and 200 mg capsules are for use in opioid-tolerant patients only. KADIAN® capsules are to be swallowed whole. The pellets in the capsules are not to be chewed, crushed, or dissolved due to the risk of rapid release and absorption of a potentially fatal dose of morphine. Serious adverse reactions that may be associated with KADIAN® therapy include: respiratory depression, respiratory arrest, circulatory depression, cardiac arrest, hypotension, and/or shock.

About the FLECTOR® Patch

The FLECTOR® Patch is a 10x14 cm adhesive patch containing 180 mg of diclofenac epolamine applied on a non-woven felt backing and covered with a polypropylene release liner. FLECTOR® Patch contains 1.3% epolamine salt of diclofenac, and has been approved by the FDA for the treatment of acute pain due to minor strains, sprains and contusions. Since its initial approval by Swiss regulatory authorities in 1993, FLECTOR® Patch has been approved for sale in 39 countries throughout the world. IBSA's patented diclofenac epolamine was specifically developed to achieve a significant release of active from the patch and promote subsequent absorption through the skin. Application to the injured area twice a day results in a local analgesic and anti-inflammatory effect with only minor systemic exposure to diclofenac. FLECTOR® Patch is contraindicated for the treatment of peri-operative pain in the setting of coronary artery bypass graft surgery.

About Ketoprofen in Transfersome® Gel

The licensed product candidate combines ketoprofen and IDEA AG's ("IDEA") novel proprietary Transfersome® technology. In August 2006, IDEA reported the positive outcome of a Phase III efficacy and safety trial of osteoarthritis of the knee. In May 2007, IDEA submitted a regulatory filing to the European Agency for the Evaluation of Medicinal Products ("EMEA") for approval of the product for the short and long-term treatment of osteoarthritis, including data from four Phase II and Phase III clinical studies in over 2000 patients.

In June 2007, IDEA received an approval for ketoprofen in Transfersome® gel from Swiss regulators for the treatment of inflammation and pain related to osteoarthritis. This approval was based on the first pivotal European trial, which demonstrated that both ketoprofen in Transfersome® gel and Celebrex® (celecoxib), improved patient's conditions comparably and progressively over the six-week study period and are both statistically superior to placebo. The much broader EMEA submission package also included a long-term open-label, safety and efficacy trial with patients treated with ketoprofen in Transfersome® gel for up to 18 months.

Alpharma believes that IDEA's EMEA filing package, including the positive Phase III trial in Europe will be helpful for its U.S. NDA filing strategy. IDEA plans, and will fund and conduct, two additional late stage clinical studies: a second pivotal, placebo-controlled, Phase III U.S. study in osteoarthritis patients, and a multi-arm, placebo-controlled, Phase III European study, which will also compare Ketoprofen in Transfersome® gel to Celebrex® in a sub-study. The latter is anticipated to help evaluate ketoprofen in Transfersome® gel as a viable alternative to oral NSAIDs, including COX-2 products.

Safety Aspects of NSAIDs

Non Steroidal Anti-Inflammatory Drugs ("NSAIDS") may cause an increased risk of serious cardiovascular thrombotic events, myocardial infarction, and stroke, which can be fatal. This risk may increase with duration of use. Patients with cardiovascular disease or risk factors for cardiovascular disease may be at greater risk. NSAIDs cause an increased risk of serious gastrointestinal adverse events including bleeding, ulceration, and perforation of the stomach or intestines, which can be fatal. These events can occur at any time during use and without warning symptoms. Elderly patients are at greater risk for serious gastrointestinal events. Topically applied NSAIDS, such as FLECTOR® Patch and ketoprofen in Transfersome® gel, are designed to minimize systemic exposure and may provide physicians with expanded options to treat pain.

If you would like to receive Alpharma press releases via email please contact: investors@alpharma.com. Alpharma press releases are also available at our website: http://www.alpharma.com.

Jack Howarth

Vice President, Investor Relations

908-566-4153

Jack.howarth@alpharma.com

ALPHARMA INC.
Consolidated Pro Forma Statements of Operations Information

(In thousands, except per share data)

(Unaudited)

Continuing Operations	Years Ended December 31,
	2005	2006	2007

Total revenues	$415,260	$485,140	$534,803
Cost of sales	166,325	187,124	204,360
Gross profit	248,935	298,016	330,443
Selling, general and administrative expenses	190,306	220,942	240,419
Research and development	14,629	31,980	125,914
Asset impairments and other (income) expense	1,184	(967)	(3,583)
Operating income	42,816	46,061	(32,307)

Interest income (expense), net	(47,712)	16,525	9,212
(Loss) on extinguishment of debt	(7,989)	(19,415)	--
Other income, net	4,852	626	595

Income (loss) from continuing operations before provision for income taxes	(8,033)	43,797	(22,500)
Provision (benefit) for income taxes	(31,441)	14,237	20,681
Income (loss) from continuing operations	$23,408	$29,560	$(43,181)

Earnings (loss) per common share:
Basic
Income (loss) from continuing operations	$0.45	$0.55	$ (1.01)
Diluted
Income (loss) from continuing operations	$0.44	$0.55	$ (1.01)

Weighted average shares:
Basic	52,526	53,769	42,867
Diluted	52,981	54,221	42,867

The unaudited pro forma statements of operations information has been derived primarily from the historical audited consolidated financial statements of the Company included in its Annual Reports on Form 10-K for the years ended December 31, 2007, 2006, and 2005. The unaudited pro forma statements of operations information is based upon available information and assumptions that the Company believes are reasonable under the circumstances and was prepared to illustrate the estimated effects of the API divestiture, as if the divestiture occurred on January 1, 2005. The Company has not finalized its accounting for discontinued operations for the years ended December 31, 2007, 2006, and 2005, and therefore, amounts reported in future filings with the Securities and Exchange Commission for the years ended December 31, 2007, 2006, and 2005 could differ from these pro forma estimates.

The unaudited pro forma statements of operations information has been provided for informational purposes and should not be considered indicative of the financial condition or results of operations that would have been achieved had the transaction occurred as of the periods presented. In addition, the unaudited pro forma financial statement information does not purport to indicate results of operations as of any future date or for any future period. The unaudited pro forma statements of operations information should be read in conjunction with the historical financial statements of the Company included in its Annual Reports on Form 10-K for the years ended December 31, 2007, 2006, and 2005.